Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement dated May 28, 2024 on Form S-8 of our reports dated February 27, 2024 relating to the financial statements of Ocwen Financial Corporation and the effectiveness of Ocwen Financial Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Ocwen Financial Corporation for the year ended December 31, 2023.

/s/ Deloitte & Touche LLP

New York, New York

May 28, 2024